Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

HCP, INC.

and

QUALITY CARE PROPERTIES, INC.

dated as of

October 31, 2016

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

Section 1.1	Definitions	2
Section 1.2	Interpretation	9

ARTICLE II

THE RESTRUCTURING

Section 2.1	Transfers of Assets and Assumptions of Liabilities	11
Section 2.2	QCP Assets and HCP Assets	14
Section 2.3	QCP Liabilities and HCP Liabilities	15
Section 2.4	Termination of Intercompany Agreements	15
Section 2.5	Settlement of Intercompany Accounts	16
Section 2.6	Replacement of Guarantees	16

ARTICLE III

CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.1	SEC and Other Securities Filings	16
Section 3.2	NYSE Listing Application	17
Section 3.3	Distribution Agent	17
Section 3.4	Governmental Approvals and Consents	17
Section 3.5	Ancillary Agreements	17
Section 3.6	Governance Matters	18

ARTICLE IV

THE DISTRIBUTION

Section 4.1	Distribution	18

ARTICLE V

CONDITIONS

Section 5.1	Conditions Precedent to Consummation of the Distribution	19
Section 5.2	Right Not to Close	21

i

ii

Exhibit A – QCP Subsidiaries

Schedules

Schedule 2.2(a)	Certain QCP Assets
Schedule 2.3(a)	Legal Proceedings
Schedule 2.3(a)(v)	Certain QCP Liabilities

iii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is entered into as of October 31, 2016, by and between HCP, INC., a Maryland corporation (“HCP”), and QUALITY CARE PROPERTIES, INC., a Maryland corporation and a direct, wholly owned subsidiary of HCP (“QCP”).  HCP and QCP are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”  Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the board of directors of HCP has determined that it is advisable and in the best interests of HCP and its stockholders to restructure the assets and liabilities of HCP into two companies:  (i) HCP which, following consummation of the transactions contemplated herein, will own and conduct the HCP Business; and (ii) QCP which, following consummation of the transactions contemplated herein, will own and conduct the QCP Business;

WHEREAS, in furtherance thereof, the board of directors of HCP and the board of directors of QCP have approved transactions whereby HCP will contribute cash to QCP in exchange for QCP Common Stock and QCP Preferred Stock, and HCP and certain of its Subsidiaries will sell the QCP Assets to certain QCP Subsidiaries in exchange for (i) the assumption or incurrence, as applicable, by such QCP Subsidiaries of the QCP Liabilities, (ii) the transfer by such QCP Subsidiaries to HCP of shares of additional QCP Common Stock, and (iii) the transfer by such QCP Subsidiaries, directly or indirectly, of the QCP Cash Payment to the applicable member of the HCP Group, all as more fully described and defined in this Agreement and the Ancillary Agreements (together with the other internal restructuring steps set forth in the Plan of Restructuring, the “Restructuring”);

WHEREAS, the board of directors of HCP has also determined that it is advisable and in the best interests of HCP and its stockholders to effect a distribution (the “Distribution”) to the holders of the outstanding shares of HCP Common Stock, on a pro rata basis, of all or substantially all of the outstanding shares of QCP Common Stock so that, following the Distribution, HCP and QCP will be two independent, publicly-traded companies;

WHEREAS, QCP has been incorporated for these purposes and has not engaged in activities except in preparation for the Restructuring and the Distribution;

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Restructuring and the Distribution and to set forth certain other agreements that will, following the Distribution, govern certain matters relating to the Restructuring and the Distribution and the relationship between HCP and/or its Subsidiaries, on the one hand, and, QCP and/or its Subsidiaries, on the other hand; and

WHEREAS, HCP has entered into a binding agreement to sell the QCP Preferred Stock to certain unrelated third parties (the “Preferred Stock Sale”).

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                        Definitions.  As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“2010 REIT Notes” means, collectively, (a) the promissory note, dated as of October 28, 2016, made by HCP 2010 REIT LLC in favor of HCP Mezzanine Lender, LP, in the aggregate principal amount of $45,627,600, (b) the promissory note, dated as of October 28, 2016, made by HCP 2010 REIT LLC in favor of HCP Mezzanine Lender, LP, in the aggregate principal amount of $13,772,400 and (c) the promissory note, dated as of October 28, 2016, made by HCP 2010 REIT LLC in favor of HCP Mezzanine Lender, LP, in the aggregate principal amount of $600,000.

“Action” means any demand, claim, action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person, provided, however, that (i) the members of the HCP Group and (ii) the members of the QCP Group shall not be deemed Affiliates of each other following the Distribution.  For this purpose, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement and includes all Exhibits and Schedules attached hereto or delivered pursuant hereto.

“Ancillary Agreements” has the meaning set forth in Section 3.5.

“Appointed Representative” has the meaning set forth in Section 10.1.

“Appropriate Member of the HCP Group” has the meaning set forth in Section 9.3.

“Appropriate Member of the QCP Group” has the meaning set forth in Section 9.2.

“Asset” means all rights, properties or other assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wherever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of California are authorized or obligated by applicable Law or executive order to close.

“California Courts” has the meaning set forth in Section 10.2(b)(iv).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means all confidential and proprietary information concerning a Party or any member of such Party’s Group or their respective businesses that is either in the possession of the other Party or any member of such other Party’s Group (including confidential and proprietary information in their possession prior to the date hereof) or furnished by the first Party or any member of such Party’s Group or their respective representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise (except to the extent that such information can be shown to have been (a) in the public domain or generally available to the public, other than as a result of a disclosure by such other Party or any member of such other Party’s Group or any of their respective representatives in violation of this Agreement, (b) later lawfully acquired from other sources by such other Party or any member of such other Party’s Group, which sources are not known by such other Party to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (c) independently developed or generated without reference to or use of any proprietary or confidential information of the first Party or any member of such Party’s Group).

“Consent” means any consent, waiver or approval from, or notification requirement to, any Person other than a member of either Group.

“Contract” means any written, oral, implied or other contract, agreement, addenda, covenant, lease, license, guaranty, indemnity, representation, warranty, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking, understanding or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

“Deferred Asset” and “Deferred Liability” have the respective meanings set forth in Section 2.1(b)(ii).

“Dispute” has the meaning set forth in Section 10.2(a).

“Dispute Notice” has the meaning set forth in Section 10.2(a).

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Agent” means Wells Fargo Shareowner Services.

“Distribution Date” means the date on which the Distribution occurs, such date to be determined by, or under the authority of, the board of directors of HCP, in its sole and absolute discretion.

“Effective Time” means 4:00 p.m. (Eastern time) on the Distribution Date, or such other time agreed to by the Parties from time to time.

“Escrow Account” has the meaning set forth in Section 9.4(h)(ii)(A).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Amount” has the meaning set forth in Section 9.4(h)(ii).

“Expense Amount Accountant’s Letter” has the meaning set forth in Section 9.4(h)(ii)(A).

“Expense Amount Tax Opinion” has the meaning set forth in Section 9.4(h)(ii)(A).

“Governmental Approval” means any notice, report or other filing to be given to or made with, or any release, consent, substitution, approval, amendment, registration, permit or authorization from, any Governmental Authority.

“Governmental Authority” means any U.S. federal, state, local or non-U.S. court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Group” means the HCP Group or the QCP Group, as the context requires.

“Guarantee” means any guarantee (including guarantees of performance or payment under Contracts, commitments, Liabilities and permits), letter of credit or other credit or credit support arrangement or similar assurance, including surety bonds, bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments.

“HCP” has the meaning set forth in the preamble to this Agreement.

“HCP 2010 REIT” has the meaning set forth in Section 5.1(e)(ii).

“HCP Assets” has the meaning set forth in Section 2.2(b).

“HCP Business” means any business now or formerly conducted by HCP and its present and former Affiliates, other than the QCP Business.

“HCP Common Stock” means the common stock, par value $1.00 per share, of HCP.

“HCP D&O Policies” has the meaning set forth in Section 7.1.

“HCP Group” means HCP and the Subsidiaries of HCP other than QCP and the QCP Subsidiaries.

“HCP Guarantee” means any Guarantee issued, entered into or otherwise put in place by any member of the HCP Group to support or facilitate, or otherwise in respect of, (a) the obligations of any member of the QCP Group or any of the QCP Business or (b) Contracts, commitments, Liabilities or permits of any member of the QCP Group or any of the QCP Business.

“HCP Indemnitees” means each member of the HCP Group and its Affiliates (other than QCP and the QCP Subsidiaries) and each of their respective current or former directors, officers, agents and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.

“HCP Liabilities” has the meaning set forth in Section 2.3(b).

“Indebtedness” of any specified Person means (a) all obligations of such specified Person for borrowed money or arising out of any extension of credit to or for the account of such specified Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), (b) all obligations of such specified Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such specified Person upon which interest charges are customarily paid, (d) all obligations of such specified Person under conditional sale or other title retention agreements relating to Assets purchased by such specified Person, (e) all obligations of such specified Person issued or assumed as the deferred purchase price of property or services, (f) all Liabilities secured by (or for which any Person to which any such Liability is owed has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge or other encumbrance on property owned or acquired by such specified Person (or upon any revenues, income or profits of such specified Person therefrom), whether or not the obligations secured thereby have been assumed by the specified Person or otherwise become Liabilities of the specified Person, (g) all capital lease obligations of such specified Person, (h) all securities or other similar instruments convertible or exchangeable into any of the foregoing, and (i) any Liability of others of a type described in any of the preceding clauses (a) through (h) in respect of which the specified Person has incurred, assumed or acquired a Liability by means of a Guarantee.

“Indemnifiable Loss” has the meaning set forth in Section 9.5.

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Indemnitee” means any HCP Indemnitee or any QCP Indemnitee.

“Indemnity Payment” has the meaning set forth in Section 9.5.

“Information Statement” means the information statement, a preliminary version of which is filed as Exhibit 99.1 to the Registration Statement, and any related documentation to be provided to holders of HCP Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“Insurance Policy” means any insurance policies and insurance Contracts, including, without limitation, general liability, property and casualty, workers’ compensation, automobile, directors and officers liability, errors and omissions, employee dishonesty and fiduciary liability policies, whether, in each case, in the nature of primary, excess, umbrella or self-insurance coverage, together with all rights, benefits and privileges thereunder.

“Insurance Proceeds” means those monies (in each case, net of any out-of-pocket costs or expenses incurred in the collection thereof):

(a)                               received by an insured Person from any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, excluding any proceeds received directly or indirectly (such as through reinsurance arrangements) from any captive insurance Subsidiary of the insured Person; or

(b)                              paid on behalf of an insured Person by any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, excluding any such payment made directly or indirectly (such as through reinsurance arrangements) from any captive insurance Subsidiary of the insured Person, on behalf of the insured.

“Intercompany Account” means any receivable, payable or loan between any member of the HCP Group, on the one hand, and any member of the QCP Group, on the other hand, that exists prior to the Effective Time and is reflected in the records of the relevant members of the HCP Group and the QCP Group, except for any such receivable, payable or loan that arises pursuant to this Agreement or any Ancillary Agreement.

“Intercompany Agreement” means any Contract between or among any member of the HCP Group, on the one hand, and any member of the QCP Group, on the other hand, entered into prior to the Effective Time, but excluding any Contract to which a Person other than any member of the HCP Group or the QCP Group is also a party.

“IRS” means the Internal Revenue Service.

“JAMS” and “JAMS Rules” have the respective meanings set forth in Section 10.2(b).

“Law” means any law, statute, ordinance, code, rule, regulation, order, writ, proclamation, judgment, injunction or decree of any Governmental Authority.

“Liabilities” means any and all Indebtedness, liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Law, Action or any judgment of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any Contract.

“Losses” means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, Taxes, fines and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

“Master Lease” means the Master Lease and Security Agreement, dated as of April 7, 2011, by and between the parties set forth on Exhibit A-1, Exhibit A-2, Exhibit A-3 and Exhibit A-4 attached thereto and HCR III Healthcare, LLC, as amended.

“NYSE” means the New York Stock Exchange.

“NYSE Listing Application” has the meaning set forth in Section 3.2(a).

“Nonqualifying Income” means any amount that is treated as gross income for purposes of Section 856 of the Code and which is not Qualifying Income.

“Offering Memorandum” means the offering memorandum relating to the QCP Notes.

“Other Party Marks” has the meaning set forth in Section 7.3(a).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Plan of Restructuring” means the document delivered by HCP to QCP that describes the detailed transaction steps to effect the internal restructuring to be undertaken prior to the Effective Time.

“Preferred Stock Sale” has the meaning set forth in the recitals to this Agreement.

“Protected REIT” means any entity that (i) has elected to be taxed as a REIT, and (ii) either (A) is an Indemnitee or (B) owns a direct or indirect equity interest in any Indemnitee and is treated for purposes of Section 856 of the Code as owning all or a portion of the assets of such Indemnitee or as receiving all or a portion of the Indemnitee’s income.

“QCP” has the meaning set forth in the preamble to this Agreement.

“QCP Assets” has the meaning set forth in Section 2.2(a).

“QCP Backup Facility” means QCP’s $100 million senior unsecured revolving credit facility maturing in 2018.

“QCP Business” means all business and operations conducted by any member of the QCP Group, as described in the Information Statement, including (i) the real estate business conducted by the QCP Group, (ii) the business of owning and leasing post-acute, skilled nursing and assisted living facilities in which the QCP Group has an interest, and (iii) any other business directly conducted by any member of the QCP Group as of or prior to the date of this Agreement.

“QCP Cash Payment” has the meaning set forth in Section 2.1(a)(iii).

“QCP Common Stock” means the common stock, par value $0.01 per share, of QCP.

“QCP Contracts” means any Contract listed or described in Schedule 2.2(a) and any other Contract that relates primarily to the QCP Business.

“QCP Credit Facility” means one or more credit facilities, other than the QCP Backup Facility, to be entered into by certain QCP Subsidiaries prior to the Effective Time.

“QCP Group” means QCP and the QCP Subsidiaries.

“QCP Indemnitees” means each member of the QCP Group and their Affiliates and each of their respective current or former directors, officers, agents and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.

“QCP Liabilities” has the meaning set forth in Section 2.3(a).

“QCP Notes” means the 8.125% Senior Secured Second Lien Notes due 2023 issued by certain QCP Subsidiaries.

“QCP Preferred Stock” means the preferred stock of QCP to be sold to unrelated third parties in the Preferred Stock Sale.

“QCP Subsidiaries” means the Subsidiaries of QCP as of the date of this Agreement, the entities listed on Exhibit A hereto and any other entities that will be a Subsidiary of QCP after giving effect to the transactions set forth in the Plan of Restructuring, any Subsidiary of any such entities and any direct or indirect Subsidiary of QCP formed after the date of this Agreement and prior to the Distribution Date.

“Qualifying Income” means gross income that is described in Section 856(c)(3) of the Code.

“Record Date” means the close of business on the date determined by the board of directors of HCP as the record date for determining holders of HCP Common Stock entitled to receive shares of QCP Common Stock in the Distribution.

“Record Holders” has the meaning set forth in Section 4.1(a)(i).

“Registration Statement” means the registration statement on Form 10 of QCP with respect to the registration under the Exchange Act of the QCP Common Stock to be distributed in the Distribution, including any amendments or supplements thereto.

“REIT” means a “real estate investment trust” as defined in Sections 856 through and including 860 of the Code.

“REIT Qualification Ruling” has the meaning set forth in Section 9.4(h)(ii)(A).

“REIT Requirements” means the requirements imposed on REITs pursuant to Sections 856 through and including 860 of the Code.

“Release Document” has the meaning set forth in Section 9.4(h)(ii)(A).

“Representatives” has the meaning set forth in Section 8.7(a).

“Restructuring” has the meaning set forth in the recitals to this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, covenant, condition, encroachment, restriction on transfer, restriction or limitation on use of real or personal property or any other encumbrance of any nature whatsoever, imperfections in or failure of title or defect of title.

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, joint venture or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such specified Person or by any one or more of its subsidiaries, or by such specified Person and one or more of its Subsidiaries.

“Tax Matters Agreement” means the Tax Matters Agreement, substantially in the form of Exhibit 10.4 to the Registration Statement, to be entered into by HCP and QCP prior to the Effective Time.

“Taxes” has the meaning set forth in the Tax Matters Agreement.

“Taxing Authority” has the meaning set forth in the Tax Matters Agreement.

“Third-Party Claim” has the meaning set forth in Section 9.4(b).

“Trademarks” means all United States and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar designations of source or origin, whether registered or unregistered, together with the goodwill symbolized by any of the foregoing.

“Transactions” means the Restructuring, the Distribution and any other transactions contemplated by this Agreement or any Ancillary Agreement.

“Transition Services Agreement” means the Transition Services Agreement, substantially in the form of Exhibit 10.3 to the Registration Statement, to be entered into by HCP and QCP prior to the Effective Time.

Section 1.2                        Interpretation.  In this Agreement and the Ancillary Agreements, unless the context clearly indicates otherwise:

(a)                     words used in the singular include the plural and words used in the plural include the singular;

(b)                    the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(c)                     the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(d)                   relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(e)                     accounting terms used herein shall have the meanings historically ascribed to them by HCP and its Subsidiaries in their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(f)                      reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(g)                    reference to any Law means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(h)                    references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution and any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(i)                        if there is any conflict between the provisions of the main body of this Agreement or an Ancillary Agreement and the Exhibits and Schedules hereto or thereto, the provisions of the main body of this Agreement or the Ancillary Agreement, as applicable, shall control unless explicitly stated otherwise in such Exhibit or Schedule;

(j)                        if there is any conflict between the provisions of this Agreement and any Ancillary Agreement, the provisions of such Ancillary Agreement shall control (but only with respect to the subject matter thereof) unless explicitly stated otherwise therein; and

(k)                    any portion of this Agreement or any Ancillary Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.

ARTICLE II

THE RESTRUCTURING

Section 2.1                        Transfers of Assets and Assumptions of Liabilities.

(a)                     Transfers Prior to Effective Time.  Subject to Section 2.1(b), and in accordance with the Plan of Restructuring and Tax Matters Agreement, HCP and QCP agree to take all actions necessary so that, prior to the Effective Time, HCP and QCP shall complete the Restructuring in accordance with the Plan of Restructuring.  As part of the Plan of Restructuring, and without limiting the other steps set forth in the Plan of Restructuring:

(i)                HCP shall, and shall cause its applicable Subsidiaries to, sell, assign, transfer, convey and deliver to certain QCP Subsidiaries, and such QCP Subsidiaries shall accept from HCP and its applicable Subsidiaries, to the extent not already owned by the QCP Group, all of HCP’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to all QCP Assets;

(ii)            Certain QCP Subsidiaries shall accept and assume, to the extent the QCP Group is not already liable therefor, all the QCP Liabilities in accordance with their respective terms, regardless of when or where such QCP Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such QCP Liabilities are asserted or determined (including any QCP Liabilities arising out of claims made by HCP’s or QCP’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the HCP Group or the QCP Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the HCP Group or the QCP Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii)        Certain QCP Subsidiaries shall transfer, pursuant to the Plan of Restructuring, directly or indirectly, to the applicable member of the HCP Group proceeds from the QCP Notes and the QCP Credit Facility in an amount equal to approximately $1.68 billion (the “QCP Cash Payment”);

(iv)        QCP and certain QCP Subsidiaries shall transfer to HCP and certain of its Subsidiaries shares of QCP Common Stock, and QCP shall transfer to HCP shares of QCP Preferred Stock, which shares shall be fully paid and non-assessable under the Laws of the State of Maryland, of a sufficient number and under sufficient terms to effectuate the Distribution and the Preferred Stock Sale; and

(v)            HCP shall effectuate the Preferred Stock Sale.

(b)                    Deferred Transfers and Assumptions.

(i)                Nothing in this Agreement or in any Ancillary Agreement will be deemed to require the transfer of any Assets or the assumption of any Liabilities that by their terms or by operation of Law cannot be transferred or assumed.

(ii)            To the extent that any transfer of Assets or assumption of Liabilities contemplated by this Agreement or any Ancillary Agreement is not consummated prior to the Effective Time as a result of an absence or non-satisfaction of any required Consent, Governmental Approval and/or other condition (such Assets or Liabilities, a “Deferred Asset” or a “Deferred Liability,” as applicable), the Parties will use reasonable efforts to effect such transfers or assumptions as promptly following the Effective Time as practicable.  If and when the Consents, Governmental Approvals and/or other conditions, the absence or non-satisfaction of which gave rise to a Deferred Asset or Deferred Liability, are obtained or satisfied, the transfer or assumption of such Deferred Asset or Deferred Liability will be effected in accordance with and subject to the terms of this Agreement or the applicable Ancillary Agreement.

(iii)        From and after the Effective Time until such time as a Deferred Asset or Deferred Liability is transferred or assumed, as applicable, (A) the Party retaining such Deferred Asset will thereafter hold such Deferred Asset for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (B) the Party intended to assume such Deferred Liability will pay or reimburse the Party retaining such Deferred Liability for all amounts paid or incurred in connection with the retention of such Deferred Liability; it being agreed that the Party retaining such Deferred Asset or Deferred Liability will not be obligated, in connection with the foregoing clause (A) and clause (B), to expend any money unless the necessary funds are advanced or agreed in writing to be reimbursed by the Party entitled to such Deferred Asset or intended to assume such Deferred Liability.  The Party retaining such Deferred Asset or Deferred Liability will use its reasonable efforts to notify the Party entitled to or intended to assume, as applicable, such Deferred Asset or Deferred Liability of the need for such expenditure.  In addition, the Party retaining such Deferred Asset or Deferred Liability will, insofar as reasonably practicable and to the extent permitted by applicable Law, (A) treat such Deferred Asset or Deferred Liability in the ordinary course of business consistent with past practice, (B) promptly take such other actions as may be requested by the Party entitled to such Deferred Asset or by the Party intended to assume such Deferred Liability in order to place such Party in the same position as if the Deferred Asset or Deferred Liability had been transferred or assumed, as applicable, as contemplated hereby, and so that all the benefits and burdens relating to such Deferred Asset or Deferred Liability, including possession, use, risk of loss, potential for gain, and control over such Deferred Asset or Deferred Liability, are to inure from and after the Effective Time to such Party entitled to such Deferred Asset or intended to assume such Deferred Liability, and (C) hold itself out to third parties as agent or nominee on behalf of the Party entitled to such Deferred Asset or intended to assume such Deferred Liability.

(iv)        In furtherance of the foregoing, the Parties agree that, as of the Effective Time, each Party will be deemed to have acquired beneficial ownership of all of the Assets, together with all rights and privileges incident thereto, and will be deemed to have assumed all of the Liabilities, and all duties, obligations and responsibilities incident thereto, that such Party is entitled to acquire or intended to assume pursuant to the terms of this Agreement or the applicable Ancillary Agreement.

(v)            The Parties agree to treat, for all tax purposes, any Asset or Liability that is not transferred or assumed prior to the Effective Time and which is subject to the provisions of this Section 2.1(b), as (A) owned by the Party to which such Asset was intended to be transferred or by the Party which was intended to assume such Liability, as the case may be, from and after the Effective Time, (B) having not been owned by the Party retaining such Asset or Liability, as the case may be, at any time from and after the Effective Time, and (C) having been held by the Party retaining such Asset or Liability, as the case may be, only as agent or nominee on behalf of the other Party from and after the Effective Time until the date such Asset or Liability, as the case may be, is transferred to or assumed by such other Party.  The Parties will not take any position inconsistent with the foregoing unless otherwise required by applicable Law (in which case, the Parties will provide indemnification for any Taxes attributable to the Asset or Liability during the period beginning at the Effective Time and ending on the date of the actual transfer).

(c)                     Misallocated Assets and Liabilities.

(i)                In the event that, at any time from and after the Effective Time, either Party discovers that it or another member of its Group is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) that should have been allocated to a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate acquisition of Assets from a member of the other Group for value subsequent to the Effective Time), such Party shall promptly transfer, or cause to be transferred, such Asset to such member of the other Group, and such member of the other Group shall accept such Asset for no further consideration other than that set forth in this Agreement or such Ancillary Agreement, as applicable.  Prior to any such transfer, such Asset shall be held in accordance with Section 2.1(b).

(ii)            In the event that, at any time from and after the Effective Time, either Party discovers that it or another member of its Group is liable for any Liability that should have been allocated to a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate assumption of Liabilities from a member of the other Group for value subsequent to the Effective Time), such Party shall promptly transfer, or cause to be transferred, such Liability to such member of the other Group and such member of the other Group shall assume such Liability for no further consideration other than that set forth in this Agreement or such Ancillary Agreement, as applicable.  Prior to any such assumption, such Liabilities shall be held in accordance with Section 2.1(b).

(d)                   Instruments of Transfer and Assumption.  The Parties agree that (i) transfers of Assets that may be required by this Agreement or any Ancillary Agreement shall be effected by delivery by the transferor to the transferee of (A) with respect to those Assets that constitute stock or other equity interests, certificates endorsed in blank or evidenced or accompanied by stock powers or other instruments of transfer endorsed in blank, against receipt and (B) with respect to all other Assets, such good and sufficient instruments of contribution, conveyance, assignment and transfer, in form and substance reasonably satisfactory to the Parties, as shall be necessary, in each case, to vest in the designated transferee all of the title and ownership interest of the transferor in and to any such Asset, and (ii) the assumptions of Liabilities required by this Agreement or any Ancillary Agreement shall be effected by delivery by the transferee to the transferor of such good and sufficient instruments of assumption, in form and substance reasonably satisfactory to the Parties, as shall be necessary, in each case, for the assumption by the transferee of such Liabilities.

(e)                     Waiver of Bulk-Sale and Bulk-Transfer Laws.  QCP and each member of the QCP Group hereby waive compliance by each and every member of the HCP Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the QCP Assets to any member of the QCP Group.

Section 2.2                        QCP Assets and HCP Assets.

(a)                     For purposes of this Agreement, “QCP Assets” shall mean, except as otherwise expressly provided in this Agreement or any Ancillary Agreement (including the Tax Matters Agreement):

(i)                all of the equity interests in the QCP Subsidiaries;

(ii)            all Assets of the QCP Subsidiaries immediately prior to the Effective Time after giving effect to the Restructuring;

(iii)        all QCP Contracts, including, without limitation, the Master Lease and any rights of HCP thereunder;

(iv)        the Assets listed or described in Schedule 2.2(a); and

(v)            any and all Assets owned or held immediately prior to the Effective Time by HCP or any of its Subsidiaries that are used exclusively in, or that exclusively relate to, the QCP Business.

(b)                    For the purposes of this Agreement, “HCP Assets” shall mean (without duplication), any and all Assets owned, directly or indirectly, by HCP or any of its Subsidiaries as of the Effective Time, other than the QCP Assets.

Section 2.3                        QCP Liabilities and HCP Liabilities.

(a)                     For the purposes of this Agreement, “QCP Liabilities” shall mean, except as otherwise expressly provided in this Agreement or any Ancillary Agreement (including the Tax Matters Agreement):

(i)                all Liabilities to the extent relating to, arising out of or resulting from the QCP Business, whether arising before, at or after the Effective Time;

(ii)            all Liabilities to the extent relating to, arising out of or resulting from the Master Lease;

(iii)        all Liabilities to be assumed by QCP pursuant to this Agreement or any Ancillary Agreement;

(iv)        all Liabilities related to the QCP Notes, the QCP Credit Facility and the QCP Backup Facility; and

(v)            those Liabilities set forth in Schedule 2.3(a)(v);

provided, however, that “QCP Liabilities” shall not include any Liabilities arising from or relating to legal proceedings involving HCP’s real estate investment business prior to the Effective Time and the HCP Assets (including without limitation, the matters set forth in Schedule 2.3(a)), other than Liabilities arising from or relating to legal proceedings involving the QCP Assets.

(b)                    For the purposes of this Agreement, “HCP Liabilities” shall mean (without duplication) any and all Liabilities of HCP and its Subsidiaries as of the Effective Time other than QCP Liabilities.

Section 2.4                        Termination of Intercompany Agreements.

(a)                     Except as set forth in Section 2.4(b), HCP, on behalf of itself and each of the other members of the HCP Group, and QCP, on behalf of itself and each of the other members of the QCP Group, hereby terminate, effective as of the Effective Time, any and all Intercompany Agreements.  No such terminated Intercompany Agreement will be of any further force or effect from and after the Effective Time and all Parties shall be released from all Liabilities thereunder other than the Liability to settle any Intercompany Accounts as provided in Section 2.5.  Each Party shall take, or cause to be taken, any and all actions as may be reasonably necessary to effect the foregoing.

(b)                    The provisions of Section 2.4(a) shall not apply to any of the following agreements (which agreements shall continue to be outstanding after the Effective Time and thereafter shall be deemed to be, for each relevant Party (or the member of such Party’s Group), an obligation to a third party and shall no longer be an Intercompany Agreement):

(i)                this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement); and

(ii)            any confidentiality or non-disclosure agreements among any members of either Group.

Section 2.5                        Settlement of Intercompany Accounts.  Each Intercompany Account outstanding immediately prior to the Effective Time, will be satisfied and/or settled in full in cash or otherwise cancelled and terminated or extinguished by the relevant members of the HCP Group and the QCP Group prior to the Effective Time, in each case, in the manner agreed to by the Parties.

Section 2.6                        Replacement of Guarantees.

(a)                     The Parties shall cooperate and use their reasonable best efforts to arrange, effective at or prior to the Effective Time, at QCP’s cost and expense, the replacement of all HCP Guarantees with alternate arrangements that do not require any credit support from any member of the HCP Group, and shall use their reasonable best efforts to obtain from the beneficiaries of such HCP Guarantees written releases indicating that each applicable member of the HCP Group will, effective as of the Effective Time, have no further Liability with respect to such HCP Guarantees.

(b)                    If, following the Effective Time, the Parties are unable to replace any HCP Guarantee, (i) the Parties shall cooperate and continue to use their reasonable best efforts to replace such HCP Guarantee with alternate arrangements that do not require any credit support from any member of the HCP Group and (ii) QCP shall indemnify, defend and hold harmless each member of the HCP Group against, and reimburse each member of the HCP Group for, any Losses incurred following the Distribution with respect to such HCP Guarantee.

ARTICLE III

CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.1                        SEC and Other Securities Filings.

(a)                     Prior to the date of this Agreement, the Parties caused the Registration Statement to be prepared and filed with the SEC.

(b)                    The Parties caused the Registration Statement to become effective on October 14, 2016.

(c)                     As soon as practicable after the date hereof, HCP shall cause the Information Statement to be mailed to the Record Holders.

(d)                   The Parties shall cooperate in preparing, filing with the SEC and causing to become effective any other registration statements or amendments or supplements thereto that are necessary or appropriate in order to effect the Transactions, or to reflect the establishment of, or amendments to, any employee benefit plans contemplated hereby.

(e)                     The Parties shall take all such action as may be necessary or appropriate under state and foreign securities or “blue sky” Laws in connection with the Transactions.

Section 3.2                        NYSE Listing Application.

(a)                     Prior to the date of this Agreement, the Parties caused an application for the listing on the NYSE of QCP Common Stock to be issued to the Record Holders in the Distribution (the “NYSE Listing Application”) to be prepared and filed.

(b)                    Prior to the date of this Agreement, the Parties have caused the NYSE Listing Application to be approved, subject to official notice of issuance.

(c)                     HCP has given the NYSE notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

Section 3.3                        Distribution Agent.  At or prior to the Effective Time, HCP shall, if requested by the Distribution Agent, enter into a distribution agent agreement and/or a paying agent agreement with the Distribution Agent.

Section 3.4                        Governmental Approvals and Consents.  To the extent that any of the Transactions require any Governmental Approval or Consent which has not been obtained prior to the date of this Agreement, the Parties will use reasonable efforts to obtain, or cause to be obtained, such Governmental Approval or Consent prior to the Effective Time.

Section 3.5                        Ancillary Agreements.  Prior to the Effective Time, each Party shall execute and deliver, and shall cause each applicable member of its Group to execute and deliver, as applicable, the following agreements (collectively, the “Ancillary Agreements”):  (a) the Tax Matters Agreement, (b) the Transition Services Agreement, (c) the Plan of Restructuring and all agreements and instruments executed or delivered to effect the transactions described therein, including without limitation all promissory notes and other evidence of indebtedness, and (d) such other written agreements, documents or instruments as the Parties may agree are reasonably necessary or desirable and which specifically state that they are Ancillary Agreements within the meaning of this Agreement.

Section 3.6                        Governance Matters.

(a)                     Articles of Incorporation and Bylaws.  QCP has adopted the articles of amendment and restatement and the amended and restated bylaws of QCP, each substantially in the form filed by QCP with the SEC as an exhibit to the Registration Statement, and QCP shall not take any action to modify its charter or bylaws prior to the Effective Time.

(b)                    Officers and Directors.  On or prior to the Distribution Date, the Parties shall take all necessary action so that, as of the Distribution Date, the officers and directors of QCP will be as set forth in the Information Statement.

ARTICLE IV

THE DISTRIBUTION

Section 4.1                        Distribution.

(a)                     Subject to the terms and conditions set forth in this Agreement, including Section 4.1(b):

(i)                on or prior to the Distribution Date, HCP shall deliver or otherwise make available to the Distribution Agent, for the benefit of holders of record of HCP Common Stock at the close of business on the Record Date (the “Record Holders”), such number of issued and outstanding shares of QCP Common Stock as is necessary to effect the Distribution; and

(ii)            on the Distribution Date, HCP will direct the Distribution Agent to distribute, effective as of the Effective Time, to each Record Holder, (A) one share of QCP Common Stock for every five shares of HCP Common Stock held by such Record Holder on the Record Date and (B) cash, if applicable, in lieu of fractional shares, in an amount determined in accordance with Section 4.1(c) hereof.  All such shares of QCP Common Stock to be so distributed shall be distributed as uncertificated shares registered in book-entry form through the direct registration system.  No certificates therefor shall be distributed.  Following the Distribution, HCP shall cause the Distribution Agent to deliver an account statement to each holder of QCP Common Stock reflecting such holder’s ownership thereof.  All of the shares of QCP Common Stock distributed in the Distribution will be validly issued, fully paid and non-assessable.

(b)                    Notwithstanding any other provision of this Agreement, HCP, the Distribution Agent, or any Person that is a withholding agent under applicable Law shall be entitled to deduct and withhold from any consideration distributable or payable hereunder the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign Tax Law.  Any amounts so withheld shall be paid over to the appropriate Taxing Authority in the manner prescribed by Law.  To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made.

(c)                     Notwithstanding anything herein to the contrary, no fractional shares of QCP Common Stock shall be issued in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of QCP.  In lieu of any such fractional shares, each Record Holder who, but for the provisions of this section, would be entitled to receive a fractional share interest of QCP Common Stock pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided.  HCP will direct the Distribution Agent to determine the number of whole shares and fractional shares of QCP Common Stock allocable to each Record Holder, to aggregate all such fractional shares into whole shares, to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests and to distribute to each such Record Holder his, her or its ratable share of the total proceeds of such sale, after making appropriate deductions of the amounts required for U.S. federal income tax withholding purposes and after deducting any applicable transfer Taxes. The costs and expenses of such sale and distribution, including brokers fees and commissions will be paid by QCP.  The sales of fractional shares shall occur as soon after the Effective Time as practicable and as determined by the Distribution Agent.  None of HCP, QCP or the Distribution Agent shall guarantee any minimum sale price for the fractional shares of HCP Common Stock.  Neither HCP nor QCP shall pay any interest on the proceeds from the sale of fractional shares.  The Distribution Agent shall have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares.  Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of HCP or QCP.

ARTICLE V

CONDITIONS

Section 5.1                        Conditions Precedent to Consummation of the Distribution.  The Distribution shall not be effected unless and until the following conditions have been satisfied or waived by HCP, in its sole and absolute discretion, at or before the Effective Time:

(a)                     the board of directors of HCP shall have declared the Distribution, which declaration may be made or withheld in its sole and absolute discretion;

(b)                    the Registration Statement shall have been declared effective by the SEC, with no stop order in effect with respect thereto, and no proceedings for such purpose shall be pending before, or threatened by, the SEC;

(c)                     HCP shall have mailed the Information Statement (and such other information concerning QCP, the Distribution and such other matters as the Parties shall determine and as may otherwise be required by Law) to the Record Holders;

(d)                   HCP shall have received solvency opinions from an independent financial advisory firm, in form and substance reasonably satisfactory to HCP, substantially to the effect that, HCP and QCP, respectively, should have adequate capital immediately after and giving effect to the Restructuring and the Distribution;

(e)                     QCP shall have received the following opinions of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to QCP, substantially to the effect that:

(i)                commencing with QCP’s taxable year ending December 31, 2016, QCP has been organized in conformity with the requirements for qualification as a REIT under the Code, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT; and

(ii)            commencing with the taxable year of HCP 2010 REIT, LLC, a Delaware limited liability company (“HCP 2010 REIT”), that ended on December 31, 2010, HCP 2010 REIT has been organized and operated in conformity with the requirements for qualification as a REIT under the Code, and its actual method of operation up to and including the date of the Distribution has enabled it to meet the requirements for qualification and taxation as a REIT up to and including the date of the Distribution.

(f)                      HCP shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to HCP, substantially to the effect that, commencing with HCP’s taxable year ending December 31, 1985, HCP has been organized in conformity with the requirements for qualification as a REIT under the Code, and its actual method of operation through the date of this letter has enabled, and its proposed method of operation will enable, it to meet the requirements for qualification and taxation as a REIT;

(g)                    the NYSE shall have approved the NYSE Listing Application, subject to official notice of issuance;

(h)                    HCP shall have set a Record Date and provided notice thereof to the NYSE, as provided in Section 3.2(c);

(i)                        the Restructuring shall have been completed in accordance with the Plan of Restructuring;

(j)                        the agreement to effect the Preferred Stock Sale shall have been executed by the parties thereto;

(k)                    certain QCP Subsidiaries shall have completed the financing transactions described in the Information Statement and contemplated to occur on or prior to the Distribution Date, including the issuance of QCP Notes and entry into the QCP Credit Facility and the QCP Backup Facility;

(l)                        certain QCP Subsidiaries shall have made the QCP Cash Payment to the applicable members of the HCP Group;

(m)                no preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, and no statute (as interpreted through orders or rules of any Governmental Authority duly authorized to effectuate the statute), rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect preventing the consummation of, or materially limiting the benefits of, the Transactions;

(n)                    no other event or development shall have occurred or failed to occur that, in the judgment of the board of directors of HCP, in its sole discretion, would make it inadvisable to effect the Distribution;

(o)                    QCP shall have adopted the amended and restated articles of incorporation and amended and restated bylaws, as provided in Section 3.6(a);

(p)                    the Ancillary Agreements shall have been executed and delivered by each of the parties thereto and no party to any of the Ancillary Agreements will be in material breach of any such agreement;

(q)                    HCP and its subsidiaries shall have assigned to HCP Mezzanine Lender, LP the 2010 REIT Notes;

(r)                       all other actions and filings necessary or appropriate under applicable federal or state securities Laws and state “blue sky” Laws in connection with the Transactions shall have been taken; and

(s)                      any material Governmental Approvals and Consents necessary to consummate the Transactions or any portion thereof shall have been obtained and be in full force and effect.

Section 5.2                        Right Not to Close.  Each of the conditions set forth in Section 5.1 is for the benefit of HCP, and the board of directors of HCP may, in its sole and absolute discretion, determine whether to waive any condition, in whole or in part.  Any determination made by the board of directors of HCP concerning the satisfaction or waiver of any or all of the conditions set forth in Section 5.1 will be conclusive and binding on the Parties.  The satisfaction of the conditions set forth in Section 5.1 will not create any obligation on the part of HCP to any other Person to effect any of the Transactions or in any way limit HCP’s right to terminate this Agreement and the Ancillary Agreements as set forth in Section 11.1 or alter the consequences of any termination from those specified in Section 11.2.

ARTICLE VI

NO REPRESENTATIONS OR WARRANTIES

Section 6.1                        Disclaimer of Representations and Warranties.  EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, NO PARTY IS REPRESENTING OR WARRANTING IN ANY WAY AS TO (A) THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, (B) ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, (C) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF ANY PARTY, (D) THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR (E) THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.

Section 6.2                        As Is, Where Is.  EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS OTHERWISE PROVIDED IN ANY ANCILLARY AGREEMENT, ALL ASSETS TRANSFERRED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT ARE BEING TRANSFERRED “AS IS, WHERE IS.”

ARTICLE VII

CERTAIN COVENANTS AND ADDITIONAL AGREEMENTS

Section 7.1                        Insurance Matters.  Following the Effective Time, HCP shall maintain its Insurance Policies related to director and officer liability (the “HCP D&O Policies”) on terms substantially the same as those in effect prior to the Effective Time.  Prior to the Effective Time, HCP and QCP shall use reasonable efforts to obtain separate Insurance Policies for QCP on substantially similar terms as the HCP D&O Policies, with such adjustments to limits, deductibles, retroactive coverage and other terms as QCP may deem desirable (it being understood that QCP shall be responsible for all premiums, costs and fees associated with any new insurance policies placed for the benefit of QCP pursuant to this Section 7.1).

Section 7.2                        No Restrictions on Post-Distribution Competitive Activities; Corporate Opportunities.

(a)                     Each of the Parties agrees that this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities that may be conducted, or investments that may be made, by the Groups.  Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on the ability of any Group to engage in any business or other activity that overlaps or competes with the business of the other Group, including investing in post-acute, skilled nursing and assisted living facilities.  Except as expressly provided herein, or in the Ancillary Agreements, each Group shall have the right to, and shall have no duty to abstain from exercising such right to, (i) engage or invest, directly or indirectly, in the same, similar or related business activities or lines of business as the other Group, (ii) make investments in the same or similar types of investments as the other Group, (iii) do business with any client, customer, vendor or lessor of any of the other Group or (iv) employ or otherwise engage any officer, director or employee of the other Group.  Neither Party or Group, nor any officer or director thereof, shall be liable to the other Party or Group or its stockholders for breach of any fiduciary duty by reason of any such activities of such Party or Group or of any such Person’s participation therein.

(b)                    Except as HCP and each other member of the HCP Group, on the one hand, and QCP and each other member of the QCP Group, on the other hand, may otherwise agree in writing, including the Ancillary Agreements, the Parties hereby acknowledge and agree that if any Person that is a member of a Group, including any officer or director thereof, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for either or both Groups, neither the other Group nor its stockholder shall have an interest in, or expectation that, such corporate opportunity be offered to it or that it be offered an opportunity to participate therein, and any such interest, expectation, offer or opportunity to participate, and any other interest or expectation otherwise due to such Group with respect to such corporate opportunity, is hereby renounced by such Group on its behalf and on behalf of its stockholders.  Accordingly, subject to Section 7.2(c) below, (i) neither Group nor any officer or director thereof will be under any obligation to present, communicate or offer any such corporate opportunity to the other Group and (ii) each Group has the right to hold any such corporate opportunity for its own account, or to direct, recommend, sell, assign or otherwise transfer such corporate opportunity to any Person or Persons other than the other Group, and, to the fullest extent permitted by Law, neither Group nor the officers or directors thereof shall have or be under any fiduciary duty, duty of loyalty or duty to act in good faith or in the best interests of the other Group and its stockholders and shall not be liable to the other Group and its stockholders for any breach or alleged breach thereof or for any derivation of personal economic gain by reason of the fact that such Group or any of its officers or directors pursues or acquires the corporate opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the corporate opportunity to another Person, or such Group and its officers or directors does not present, offer or communicate information regarding the corporate opportunity to the other Group.

(c)                     Except as HCP and each other member of the HCP Group, on the one hand, and QCP and each other member of the QCP Group, on the other hand, may otherwise agree in writing, including the Ancillary Agreements, the Parties hereby acknowledge and agree that in the event that a director or officer of either Group who is also a director or officer of the other Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity or is offered a corporate opportunity, if (i) such Person acts in good faith and (ii) such knowledge of such potential transaction or matter was not obtained solely in connection with, or such corporate opportunity was not offered to such Person solely in, such Person’s capacity as director or officer of either Group, then (A) such director or officer, to the fullest extent permitted by Law, (1) shall be deemed to have fully satisfied and fulfilled such Person’s fiduciary duty to each Group and their stockholders with respect to such corporate opportunity, (2) shall not have or be under any fiduciary duty to either Group or their stockholders and shall not be liable to either Group or their stockholders for any breach or alleged breach thereof by reason of the fact that the other Group pursues or acquires the corporate opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the corporate opportunity to another Person, or either Group or such director or officer does not present, offer or communicate information regarding the corporate opportunity to the other Group, (3) shall be deemed to have acted in good faith and in a manner such Person reasonably believes to be in, and not opposed to, the best interests of each Group and its stockholders and (4) shall not have any duty of loyalty to the other Group and its stockholders or any duty not to derive any personal benefit therefrom and shall not be liable to the other Group or its stockholders for any breach or alleged breach thereof and (B) such potential transaction or matter that may be a corporate opportunity, or the corporate opportunity, shall belong to the applicable Group (and not to the other Group).

For the purposes of this Section 7.2, “corporate opportunities” of a Group shall include business opportunities that members of such Group are financially able to undertake, that are, by their nature, in a line of business of such Group, are of practical advantage to it and are ones in which any member of the Group has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of a Person or any of its officers or directors will be brought into conflict with that of such Group.

Section 7.3                        Legal Names and Other Parties’ Trademarks.

(a)                     Except as otherwise specifically provided in any Ancillary Agreement, as soon as reasonably practicable after the Distribution Date, but in any event within thirty (30) days thereafter, QCP shall change (and shall cause all of the other members of the QCP Group to change) its name and cause its certificate of incorporation (or equivalent organization documents), as applicable, to be amended to remove any reference to “HCP.”  Except as otherwise specifically provided in any Ancillary Agreement, as soon as reasonably practicable after the Distribution Date, but in any event within ninety (90) days thereafter, each Party shall cease (and shall cause all of the other members of its Group to cease):  (i) making any use of any names or Trademarks that include (A) any of the Trademarks of the other Party or such other Party’s Affiliates (including, with respect to the QCP Group’s cessation of the use of Trademarks, “HCP,” “HCP, Inc.,” the interlinking squares logo, the slogan “Building Healthy Partnerships” or any other name or Trademark containing the word “HCP” or owned by any member of the HCP Group, and in the case of the HCP Group’s cessation of the use of Trademarks, “Quality Care Properties” or “Quality Care Properties, Inc.” or

any other name or Trademark containing the words “Quality Care Properties” or owned by any member of the QCP Group) and (B) any names or Trademarks confusingly similar thereto or dilutive thereof (with respect to each Party, such Trademarks of the other Party or any of such other Party’s Affiliates, the “Other Party Marks”), and (ii) holding themselves out as having any affiliation with the other Party or such other Party’s Affiliates; provided, however, that the foregoing shall not prohibit any Party or any member of a Party’s Group from (1) in the case of any member of the QCP Group, making factual and accurate reference in a non-prominent manner that it was formerly affiliated with HCP or in the case of any member of the HCP Group, making factual and accurate reference in a non-prominent manner that it was formerly affiliated with QCP, (2) making use of any Other Party Mark in a manner that would constitute “fair use” under applicable Law if any unaffiliated third party made such use or would otherwise be legally permissible for any unaffiliated third party without the consent of the Party owning such Other Party Mark, and (3) making references in internal historical and tax records.  In furtherance of the foregoing, as soon as practicable, but in no event later than ninety (90) days following the Distribution Date, each Party shall (and cause all of the other members of its Group to) remove, strike over or otherwise obliterate all Other Party Marks from all of such Party’s and its Affiliates’ assets and other materials, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems, to the extent publicly distributed or observable.  Any use by any Party or any of such Party’s Affiliates of any of the Other Party Marks as permitted in this Section 7.3 is subject to their compliance with all quality control standards and related requirements and guidelines in effect for the Other Party Marks as of the Effective Time.  Neither Party’s Group shall use the Other Party Marks in a manner that may reflect negatively on such name and marks or on the other Party’s Group.  Following the Effective Time, each member of each Party’s Group shall cease to hold itself out as having any affiliation with the other Party’s Group.

(b)                    Notwithstanding the foregoing requirements of Section 7.3(a), if any Party or any member of such Party’s Group used reasonable efforts to comply with Section 7.3(a) but is unable, due to regulatory or other circumstance beyond its control, to effect a legal name change in compliance with applicable Law such that an Other Party Mark remains in such Party’s or its Group member’s legal name, then such Party or its relevant Group member will not be deemed to be in breach hereof as long as it continues to use reasonable efforts to effectuate such name change and does effectuate such name change within six (6) months after the Distribution Date, and, in such circumstances, such Party or Group member may continue to include in its assets and other materials references to the Other Party Mark that is in such Party’s or Group member’s legal name, but only to the extent necessary to identify such Party or Group member and only until such Party’s or Group member’s legal name can be changed to remove and eliminate such references.

(c)                     Notwithstanding the foregoing requirements of Section 7.3(a), QCP shall not be required to change any name including the word “HCP” in any Third-Party contract or license, or in property records with respect to real or personal property, if an effort to change the name is commercially unreasonable; provided, however, that (i) QCP on a prospective basis from and after the Distribution Date shall change the name in any new or amended Third-Party contract or license or property record and (ii) QCP shall not advertise or make public any continued use of the “HCP” name permitted by this Section 7.3(c).

Section 7.4                        Collateral Agent.  Effective as of the Distribution Date, HCP shall resign as Collateral Agent (as defined in the Master Lease) under the Master Lease and QCP shall accept appointment by Lessor (as defined in the Master Lease) as Collateral Agent under the Master Lease.

ARTICLE VIII

ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

Section 8.1                        Agreement for Exchange of Information.

(a)                     Subject to Section 8.1(b) and Section 8.8(f), for a period of seven (7) years (the “Access Period”) following the Distribution Date, as soon as reasonably practicable after written request (and using reasonable efforts to do so within five (5) Business Days):  (i) HCP shall afford to any member of the QCP Group and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at the QCP Group’s expense, provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the HCP Group immediately following the Distribution Date that relates to any member of the QCP Group or the QCP Business, and (ii) QCP shall afford to any member of the HCP Group and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at the HCP Group’s expense, provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the QCP Group immediately following the Distribution Date that relates to any member of the HCP Group or the HCP Business; provided, however, that in the event that QCP or HCP, as applicable, determine that any such provision of or access to any information in response to a request under this Section 8.1(a) would be commercially detrimental in any material respect, violate any Law or agreement or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures to permit compliance with such request in a manner that avoids any such harm or consequence; provided, further, that to the extent specific information-sharing or knowledge-sharing provisions are contained in any of the Ancillary Agreements, such other provisions (and not this Section 8.1(a)) shall govern; provided, further, that the Access Period shall be extended with respect to requests (including requests for information subject to a legal hold) related to any third-party litigation or other dispute filed prior to the end of the Access Period until such litigation or dispute is finally resolved.

(b)                    A request for information under Section 8.1(a) may be made:  (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over such requesting party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation or other similar requirements (other than in connection with any action, suit or proceeding in which any member of a Group is adverse to any member of the other Group), (iii) for use in compensation, benefit or welfare plan administration or other bona fide business purposes, or (iv) to comply with any obligations under this Agreement or any Ancillary Agreement.

(c)                     Without limiting the generality of Section 8.1(a), until the end of the first full fiscal year following the Distribution Date (and for a reasonable period of time thereafter as required for any party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), QCP shall use its reasonable efforts to cooperate with any requests from any member of the HCP Group pursuant to Section 8.1(a), and HCP shall use its reasonable efforts to cooperate with any requests from any member of the QCP Group pursuant to Section 8.1(a), in each case, to enable the requesting party to meet its timetable for dissemination of its earnings releases and financial statements and to enable such requesting party’s auditors to timely complete their audit of the annual financial statements and review of the quarterly financial statements.

Section 8.2                        Ownership of Information.  Any information owned by any Person that is provided pursuant to Section 8.1(a) shall be deemed to remain the property of the providing Person.  Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise to the requesting Person with respect to any such information.

Section 8.3                        Compensation for Providing Information.  A Person requesting information pursuant to Section 8.1(a) agrees to reimburse the providing Person for the reasonable expenses, if any, of gathering and copying such information, to the extent that such expenses are incurred for the benefit of the requesting Person.

Section 8.4                        Retention of Records.  To facilitate the exchange of information pursuant to this ARTICLE VIII after the Distribution Date, for a period of seven (7) years following the Distribution Date, except as otherwise required (whether pursuant to Law, court order, legal hold or otherwise) or agreed in writing, the Parties agree to use reasonable efforts to retain, or cause to be retained, all information in the possession or control of them or any member of their Group on the Distribution Date in accordance with the policies and procedures of HCP as in effect on the Distribution Date.

Section 8.5                        Limitation of Liability.  No Person required to provide information under this ARTICLE VIII shall have any Liability (a) if any historical information provided pursuant to this ARTICLE VIII is found to be inaccurate, in the absence of gross negligence or willful misconduct by such Person, or (b) if any information is lost or destroyed despite using reasonable efforts to comply with the provisions of Section 8.4.

Section 8.6                        Production of Witnesses.  At all times from and after the Distribution Date, upon reasonable request:

(a)                     QCP shall use reasonable efforts to make available, or cause to be made available, to any member of the HCP Group, the directors, officers, employees and agents of any member of the QCP Group as witnesses to the extent that the same may reasonably be required by the requesting party (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved, except in the case of any action, suit or proceeding in which any member of the QCP Group is adverse to any member of the HCP Group; and

(b)                    HCP shall use reasonable efforts to make available, or cause to be made available, to any member of the QCP Group, the directors, officers, employees and agents of any member of the HCP Group as witnesses to the extent that the same may reasonably be required by the requesting party (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved, except in the case of any action, suit or proceeding in which any member of the HCP Group is adverse to any member of the QCP Group.

(c)                     The requesting Party shall bear all costs and expenses therewith.

Section 8.7                        Confidentiality.

(a)                     QCP (on behalf of itself and each other member of its Group) and HCP (on behalf of itself and each other member of its Group) shall hold, and shall cause each of their respective Affiliates to hold, and each of the foregoing shall cause their respective directors, officers, employees, agents, consultants and advisors (“Representatives”) to hold, in strict confidence, and not disclose or release or use, without the prior written consent of such member of the other Group, for any purpose other than as expressly permitted pursuant to this Agreement or the Ancillary Agreements, any and all Confidential Information concerning any member of the other Group; provided, that each Party and the members of its Group may disclose, or may permit disclosure of, such Confidential Information (i) to other members of their Group and their respective Representatives, auditors, attorneys, financial advisors, and bankers who have a need to know such information for purposes of performing services for a member of such Group and who are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, such Party will be responsible, (ii) if it or any of its Affiliates are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, or (iii) as necessary in order to permit such Party to prepare and disclose its financial statements, and in connection with any other disclosures required by Law or such applicable stock exchange.  Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to the foregoing clause (ii) above, the Party requested to disclose Confidential Information concerning a member of the other Group, shall promptly notify such member of the other Group of the existence of such request or demand and, to the extent commercially practicable, shall provide such member of the other Group thirty (30) days (or such lesser period as is commercially practicable) to seek an appropriate protective order or other remedy, which the Parties will cooperate in obtaining.  In the event that such appropriate protective order or other remedy is not obtained, the Party that is required to disclose Confidential Information about a member of the other Group shall furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall use reasonable efforts to ensure that confidential treatment is accorded such information.

(b)                    Notwithstanding anything to the contrary set forth herein, the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information of any member of the other Group if they exercise the same degree of care (but no less than a reasonable degree of care) as they exercise to preserve confidentiality for their own similar Confidential Information.

(c)                     Upon the written request of a Party or a member of its Group, the other Party shall take, and shall cause the applicable members of such other Party’s Group to take, reasonable steps to promptly destroy any copies of such Confidential Information (including any extracts therefrom), unless such delivery or destruction would violate any Law; provided, that (i) the other Party shall not be obligated to destroy Confidential Information that is required by or relates to such other Party’s business or the business of any member of such other Party’s Group, (ii) such other Party’s legal department and/or outside counsel may keep one copy of the Confidential Information (in electronic or paper form) and (iii) with respect to such other Party’s Representatives who are accounting firms, brokers, securities firms or financial institutions, such firms may keep a copy or copies of the Confidential Information if required by policies and procedures implemented by such accounting firms, brokers, securities firms or financial institutions in order to comply with applicable law, regulation, professional standards or bona fide document retention policy.  In addition, the other Party and its Representatives may retain Confidential Information to the extent it is “backed-up” on its or their (as the case may be) electronic information management and communications systems or servers, is not available to an end user without the use of procedures for which end users are not typically trained, and cannot be expunged without considerable effort.  Upon the written request of the requesting Person, the other Party shall, or shall cause another member of its Group to cause, its duly authorized officers to certify in writing to the requesting party that the requirements of the preceding sentence have been satisfied in full.

Section 8.8                        Privileged Matters.

(a)                     Pre-Distribution Services.  The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of the Parties and their Affiliates, and that each of the Parties should be deemed to be the client with respect to such pre-Distribution services for the purposes of asserting all privileges that may be asserted under applicable Law.

(b)                    Post-Distribution Services.  The Parties recognize that legal and other professional services will be provided following the Effective Time that will be rendered solely for the benefit of QCP and its Affiliates, or HCP and its Affiliates, as the case may be.  With respect to such post-Distribution services, the Parties agree as follows:

(i)                HCP shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the HCP Business, whether or not the privileged information is in the possession of or under the control of HCP or QCP.  HCP shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting HCP Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated by or against any member of the HCP Group, whether or not the privileged information is in the possession of or under the control of HCP or QCP; and

(ii)            QCP shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the QCP Business, whether or not the privileged information is in the possession of or under the control of HCP or QCP.  QCP shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting QCP Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated by or against any member of the QCP Group, whether or not the privileged information is in the possession of or under the control of HCP or QCP.

(c)                     The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 8.8, with respect to all privileges not allocated pursuant to the terms of Section 8.8(b).  Except as provided in Section 8.8(d), QCP may not waive, and shall cause each other member of the QCP Group not to waive, any privilege that could be asserted by a member of the HCP Group under any applicable Law, and in which a member of the HCP Group has a shared privilege, without the consent of HCP, which consent shall not be unreasonably withheld, conditioned or delayed.  Except as provided in Section 8.8(d), HCP may not waive, and shall cause each other member of the HCP Group not to waive, any privilege that could be asserted by a member of the QCP Group under any applicable Law, and in which a member of the QCP Group has a shared privilege, without the consent of QCP, which consent shall not be unreasonably withheld, conditioned or delayed.  If a dispute arises between or among QCP and HCP, or any members of their respective Groups, regarding whether a privilege should be waived to protect or advance the interest of a Party, each Party agrees that it shall endeavor to minimize any prejudice to the rights of such other Party and shall not unreasonably withhold consent to any request for waiver by such Party.  Each Party agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests or the legitimate interests of any other member of its Group.

(d)                   Notwithstanding any of the other provisions of this Section 8.8, to the fullest extent permitted by law, in the event of any litigation or dispute between or among the Parties and/or any members of their respective Groups, any Party or any members of the Party’s respective Group may waive a privilege which it shares with another Party or any member of the other Group, without obtaining the consent from the other Party or the other member(s) of a Party’s Group which shares the privilege; provided, that such waiver of a shared privilege shall be effective only as to the use of information by the relevant Parties and/or the applicable members of their respective Groups in such litigation or dispute, and shall not operate as a waiver of the shared privilege with respect to any proceedings, disputes, or other matters involving third parties or with respect to any other actions.  In the event of any such waiver, the Parties and the members of their respective Groups shall take all reasonable measures to ensure the confidentiality of the privileged information that is the subject of such waiver, including, as necessary, making any applications to an arbitral tribunal or court of law, as applicable, to preserve the confidentiality of such information; and any such privileged information shall otherwise be held confidential by the Parties and the members of their respective Groups and shall not be publicly disclosed.  For the avoidance of doubt, this Section 8.8(d) provides the only circumstances, and the only conditions, under which a Party or a member of its respective Group may unilaterally waive any shared applicable legal privilege.

(e)                     Upon receipt by either Party, or by any member of its Group, of any subpoena, discovery or other request which requires the production or disclosure of information which such Party knows is subject to a shared privilege or as to which a member of the other Group has the sole right hereunder to assert or waive a privilege, or if either Party obtains knowledge that any of its or any other member of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which requires the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 8.8 or otherwise to prevent the production or disclosure of such privileged information.

(f)                      The access to information being granted pursuant to Section 8.1, the agreement to provide witnesses and individuals pursuant to Section 8.6 hereof, and the transfer of privileged information between and among the Parties and the members of their respective Groups pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement, any of the Ancillary Agreements or otherwise.

Section 8.9                        Financial Information Certifications.  The Parties agree to cooperate with each other in such manner as is necessary to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of each of the Parties to make the certifications required of them under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002.

ARTICLE IX

MUTUAL RELEASES; INDEMNIFICATION

Section 9.1                        Release of Pre-Distribution Claims.

(a)                     Except as provided in Section 9.1(d), effective as of the Effective Time, QCP does hereby, for itself and each other member of the QCP Group, release and forever discharge each HCP Indemnitee, from any and all Liabilities whatsoever to any member of the QCP Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Transactions.

(b)                    Except as provided in Section 9.1(d), effective as of the Effective Time, HCP does hereby, for itself and each other member of the HCP Group, release and forever discharge each QCP Indemnitee from any and all Liabilities whatsoever to any member of the HCP Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Transactions.

(c)                     The Parties expressly understand and acknowledge that it is possible that unknown losses or claims exist or might come to exist or that present losses may have been underestimated in amount, severity, or both.  Accordingly, the Parties are deemed expressly to understand provisions and principles of law such as Section 1542 of the Civil Code of the State of California (as well as any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar or comparable to Section 1542), which Section provides:  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.  The Parties are hereby deemed to agree that the provisions of Section 1542 and all similar federal or state Laws, rights, rules or legal principles of California or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the releases in Section 9.1(a) and Section 9.1(b).

(d)                   Nothing contained in Section 9.1(a) or Section 9.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement or any Ancillary Agreement.  Without limiting the foregoing, nothing contained in Section 9.1(a) or Section 9.1(b) shall release any Person from:

(i)                any Liability, contingent or otherwise, assumed by, or allocated to, such Person in accordance with this Agreement or any Ancillary Agreement;

(ii)            any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought by third Persons, which Liability shall be governed by the provisions of this ARTICLE IX and, if applicable, the appropriate provisions of the Ancillary Agreements;

(iii)        any unpaid accounts payable or receivable arising from or relating to the sale, provision, or receipt of goods, payment for goods, property or services purchased, obtained or used in the ordinary course of business by any member of the HCP Group from any member of the QCP Group, or by any member of the QCP Group from any member of the HCP Group from and after the Effective Time; or

(iv)        any Liability the release of which would result in the release of any Person other than an Indemnitee; provided, that the Parties agree not to bring suit, or permit any other member of their respective Group to bring suit, against any Indemnitee with respect to such Liability.

(e)                     QCP shall not make, and shall not permit any other member of the QCP Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any HCP Indemnitee with respect to any Liabilities released pursuant to Section 9.1(a).  HCP shall not make, and shall not permit any member of the HCP Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any QCP Indemnitee with respect to any Liabilities released pursuant to Section 9.1(b).

Section 9.2                        Indemnification by QCP.  Except as provided in Section 9.4 and Section 9.5, QCP shall, and, in the case of Section 9.2(a) or Section 9.2(b), shall in addition cause each Appropriate Member of the QCP Group to, indemnify, defend and hold harmless, the HCP Indemnitees from and against any and all Losses of the HCP Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a)                     any QCP Liability, including the failure of any member of the QCP Group or any other Person to pay, perform or otherwise promptly discharge any QCP Liabilities in accordance with their respective terms, whether prior to, at or after the Effective Time;

(b)                    any breach by any member of the QCP Group of any provision of this Agreement or of any of the Ancillary Agreements, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(c)                     any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained or incorporated by reference in the Registration Statement, the Information Statement or the Offering Memorandum, other than information that relates solely to the HCP Business;

in each case, without regard to when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Effective Time or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Effective Time.  As used in this Section 9.2, “Appropriate Member of the QCP Group” means the member or members of the QCP Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.

Section 9.3                        Indemnification by HCP.  Except as provided in Section 9.4 and Section 9.5, HCP shall, and, in the case of Section 9.3(a) or Section 9.3(b), shall in addition cause each Appropriate Member of the HCP Group to, indemnify, defend and hold harmless the QCP Indemnitees from and against any and all Losses of the QCP Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a)                     any HCP Liability, including the failure of any member of the HCP Group or any other Person to pay, perform or otherwise promptly discharge any HCP Liabilities in accordance with their respective terms, whether prior to, at or after the Effective Time;

(b)                    any breach by any member of the HCP Group of any provision of this Agreement or of any of the Ancillary Agreements, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(c)                     any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to information contained or incorporated by reference in the Registration Statement, the Information Statement or the Offering Memorandum that relates solely to the HCP Business;

in each case, without regard to when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Effective Time or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Effective Time.  As used in this Section 9.3, “Appropriate Member of the HCP Group” means the member or members of the HCP Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.

Section 9.4                        Procedures for Indemnification.

(a)                     An Indemnitee shall give notice of any matter that such Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement or any Ancillary Agreement (other than a Third-Party Claim which shall be governed by Section 9.4(b)) to any Party that is or may be required pursuant to this Agreement or any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) promptly (and in any event within fifteen (15) days) after making such a determination.  Such notice shall state the amount of the Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement or the applicable Ancillary Agreement in respect of which such right of indemnification is claimed by such Indemnitee; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b)                    If a claim or demand is made against an Indemnitee by any Person who is not a Party to this Agreement or an Affiliate of a Party (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred by the Indemnitee in defending such Third-Party Claim during the period in which the Indemnitee failed to give such notice).  Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

(c)                     An Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the Indemnitee, if it gives written notice of its intention to do so (including a statement that the Indemnitee is entitled to indemnification under this ARTICLE IX) to the applicable Indemnitees within thirty (30) days of the receipt of notice from such Indemnitees of the Third-Party Claim (failure of the Indemnifying Party to respond within such thirty (30) day period shall be deemed to be an election by the Indemnifying Party not to assume the defense for such Third-Party Claim).  After a notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that such access shall not require the Indemnitee to disclose any information the disclosure of which would, in the good faith judgment of the Indemnitee, result in the loss of any existing privilege with respect to such information or violate any applicable Law.

(d)                   Notwithstanding anything to the contrary in this Section 9.4, in the event that (i) an Indemnifying Party elects not to assume the defense of a Third-Party Claim, (ii) there exists a conflict of interest or potential conflict of interest between the Indemnifying Party and the Indemnitee, (iii) any Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee, (iv) the Indemnitee’s exposure to Liability in connection with such Third-Party Claim is reasonably expected to exceed the Indemnifying Party’s exposure in respect of such Third-Party Claim taking into account the indemnification obligations hereunder, or (v) the Person making such Third-Party Claim is a Governmental Authority with regulatory authority over the Indemnitee or any of its material Assets, such Indemnitee shall be entitled to control the defense of such Third-Party Claim, at the Indemnifying Party’s expense, with counsel of such Indemnitee’s choosing (such counsel to be reasonably acceptable to the Indemnifying Party).  If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee; provided, however, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the good faith judgment of the Indemnifying Party, result in the loss of any existing privilege with respect to such information or violate any applicable Law.

(e)                     Unless the Indemnifying Party has failed to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).  If an Indemnifying Party has failed to assume the defense of the Third-Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f)                      In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee, does not release the Indemnitee from all liabilities and obligations with respect to such Third-Party Claim or includes an admission of guilt or liability on behalf of the Indemnitee.

(g)                    Absent fraud or intentional misconduct by an Indemnifying Party, the indemnification provisions of this ARTICLE IX shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Losses resulting from any breach of this Agreement or any Ancillary Agreement, and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this ARTICLE IX against any Indemnifying Party.

(h)                    Certain Tax Consequences.

(i)                Notwithstanding anything to the contrary in this Agreement, in the event that counsel or independent accountants for a Protected REIT determine that there exists a material risk that any indemnification payments due under this Agreement or under any Ancillary Agreement (including, for the avoidance of doubt, the Tax Matters Agreement) would be treated as Nonqualifying Income upon the payment of such amounts to the relevant Indemnitee, the amount paid to the Indemnitee pursuant to this Agreement in any tax year shall not exceed the maximum amount that can be paid to the Indemnitee in such year without causing the Protected REIT to fail to meet the REIT Requirements for any tax year, determined as if the payment of such amount were Nonqualifying Income as determined by such counsel or independent accountants to the Protected REIT and taking into account any other payments to the Indemnitee (and any other relevant entity, including the Protected REIT) during such tax year that do not constitute Qualifying Income, which determination shall be (i) made by independent accountants to the Indemnitee and (ii) submitted to and approved by the Indemnitee’s outside tax counsel.

(ii)            If the amount payable for any tax year pursuant to the preceding sentence is less than the amount which the relevant Indemnifying Party would otherwise be obligated to pay to the relevant Indemnitee pursuant to this Agreement (the “Expense Amount”), then:

(A)                    The Indemnifying Party shall place the Expense Amount into an escrow account (the “Escrow Account”) using an escrow agent and agreement reasonably acceptable to the Indemnitee and shall not release any portion thereof to the Indemnitee, and the Indemnitee shall not be entitled to any such amount, unless and until the Indemnitee delivers to the Indemnifying Party, at the sole option of the relevant Protected REIT, (i) an opinion (an “Expense Amount Tax Opinion”) of the Protected REIT’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (ii) a letter (an “Expense Amount Accountant’s Letter”) from the Protected REIT’s independent accountants indicating the maximum amount that can be paid at that time to the Indemnitee without causing the Protected REIT to fail to meet the REIT Requirements for any relevant taxable year, or (iii) a private letter ruling issued by the IRS to the Protected REIT indicating that the receipt of any Expense Amount hereunder will not cause the Protected REIT to fail to satisfy the REIT Requirements (a “REIT Qualification Ruling” and, collectively with an Expense Amount Tax Opinion and an Expense Amount Accountant’s Letter, a “Release Document”).  The escrow agreement shall also provide that (x) the amount in the Escrow Account shall be treated as the property of the Indemnifying Party or the applicable Affiliate of the Indemnifying Party, unless it is released from such Escrow Account to the Indemnitee, (y) all income earned upon the amount in the Escrow Account shall be treated as the property of the Indemnifying Party or the applicable Affiliate of the Indemnifying Party and reported, as and to the extent required by applicable Law, by the escrow agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by the Indemnifying Party or the applicable Affiliate of the Indemnifying Party whether or not said income has been distributed during such tax year, and (z) the amount in the Escrow Account shall be invested only as determined by the Indemnifying Party in its sole discretion;

(B)                     Pending the delivery of a Release Document by the Indemnitee to the Indemnifying Party, the Indemnitee shall have the right, but not the obligation, to borrow the Expense Amount from the Escrow Account pursuant to a loan agreement reasonably acceptable to the Indemnitee that (i) requires the Indemnifying Party to lend the Indemnitee immediately available cash proceeds in an amount equal to the Expense Amount, and (ii) provides for (A) a reasonable interest rate and reasonable covenants, taking into account the credit standing and profile of the Indemnitee or any guarantor of the Indemnitee, including the Protected REIT, at the time of such loan, and (B) a 15 year maturity with no periodic amortization;

(C)                     Any amount held in escrow pursuant to this Section 9.4 for 15 years shall be released from such escrow to be used as determined by the Indemnifying Party in its sole and absolute discretion;

(D)                    The Indemnitee shall bear all costs and expenses with respect to the escrow; and

(E)                      The Indemnifying Party shall cooperate in good faith with the Indemnitee (including amending this Section 9.4(h) at the reasonable request of the Indemnitee) in order to (i) maximize the portion of the payments that may be made to the Indemnitee hereunder without causing the Protected REIT to fail to meet the REIT Requirements, (ii) improve the Indemnitee’s chances of securing a favorable REIT Qualification Ruling, or (iii) assist the Indemnitee in obtaining a favorable Expense Amount Tax Opinion or a favorable Expense Amount Accountant’s Letter.  Such cooperation shall include, for example, agreeing to make payments hereunder to a taxable REIT subsidiary of the Indemnitee or an affiliate or designee of the Indemnitee.  The Indemnitee shall reimburse the Indemnifying Party for all reasonable costs and expenses of such cooperation.

Section 9.5                        Indemnification Obligations Net of Insurance Proceeds.  The Parties intend that any Loss subject to indemnification or reimbursement pursuant to this ARTICLE IX (an “Indemnifiable Loss”) will be net of Insurance Proceeds that actually reduce the amount of the Loss.  Accordingly, the amount which an Indemnifying Party is required to pay to any Indemnitee will be reduced by any Insurance Proceeds actually recovered by or on behalf of the Indemnitee in reduction of the related Loss.  If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payments received over the amount of the Indemnity Payments that would have been due if the Insurance Proceeds recovery had been received, realized or recovered before the Indemnity Payments were made.  The Indemnitee shall use and cause its Affiliates to use reasonable efforts to recover any Insurance Proceeds to which the Indemnitee is entitled with respect to any Indemnifiable Loss.  The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained in this ARTICLE IX and otherwise determined to be due and owing by an Indemnifying Party; rather, the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it against a concurrent written assignment by the Indemnitee to the Indemnifying Party of the portion of the claim of the Indemnitee for such insurance or against such third party equal to the amount of such payment.  The Indemnitee shall use and cause its Affiliates to use reasonable efforts to assist the Indemnifying Party in recovering or to recover on behalf of the Indemnifying Party, any Insurance Proceeds to which the Indemnifying Party is entitled with respect to any Indemnifiable Loss as a result of such assignment.  The Indemnitee shall make available to the Indemnifying Party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the Indemnifying Party with respect to the recovery of such Insurance Proceeds; provided, however, that nothing in this sentence shall be deemed to require a Party to make available books and records, communications, documents or items which (i) in such Party’s good faith judgment could result in a waiver of any privilege even if the Parties cooperated to protect such privilege as contemplated by this Agreement or (ii) such Party is not permitted to make available because of any Law or any confidentiality obligation to a third party, in which case such Party shall use reasonable efforts to seek a waiver of or other relief from such confidentiality restriction.  Unless the Indemnifying Party has made payment in full of any Indemnifiable Loss, such Indemnifying Party shall use and cause its Affiliates to use reasonable efforts to recover any Insurance Proceeds to which it or such Affiliate is entitled with respect to any Indemnifiable Loss.

Section 9.6                        Indemnification Obligations Net of Taxes.  The Parties intend that any Indemnifiable Loss will be net of Taxes.  Accordingly, the amount which an Indemnifying Party is required to pay to an Indemnitee will be adjusted to reflect any tax benefit to the Indemnitee from the underlying Loss and to reflect any Taxes imposed upon the Indemnitee as a result of the receipt of such payment.  Such an adjustment will first be made at the time that the Indemnity Payment is made and will further be made, as appropriate, to take into account any change in the liability of the Indemnitee for Taxes that occurs in connection with the final resolution of an audit by a

Taxing Authority.  For purposes of this Section 9.6, the value of any tax benefit to the Indemnitee from the underlying Loss shall be an amount equal to the product of (a) the amount of any present or future deduction allowed or allowable to the Indemnitee by the Code, or other applicable Law, as a result of such Loss and (b) the highest statutory rate applicable under Section 11 of the Code, or other applicable Law.  For all Tax purposes, HCP and QCP agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by HCP to QCP or a distribution by QCP to HCP, as the case may be, occurring immediately prior to the Effective Time or as a payment of an assumed or retained Liability, and (ii) any payment of interest as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

Section 9.7                        Contribution.  If the indemnification provided for in this ARTICLE IX is unavailable to an Indemnitee in respect of any Indemnifiable Loss, then the Indemnifying Party, in lieu of indemnifying such Indemnitee, shall contribute to the Losses paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of QCP and each other member of the QCP Group, on the one hand, and HCP and each other member of the HCP Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss.

Section 9.8                        Remedies Cumulative.  The remedies provided in this ARTICLE IX shall be cumulative and, subject to the provisions of ARTICLE X, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 9.9                        Survival of Indemnities.  The rights and obligations of each of the Parties and their respective Indemnitees under this ARTICLE IX shall survive the Effective Time indefinitely, unless a specific survival or other applicable period is expressly set forth herein, and shall survive the sale or other transfer by any Party or any of its Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.

Section 9.10                Limitation of Liability.  EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED IN ANY ANCILLARY AGREEMENT, NEITHER HCP OR ANY MEMBER OF THE HCP GROUP, ON THE ONE HAND, NOR QCP OR ANY MEMBER OF THE QCP GROUP, ON THE OTHER HAND, SHALL BE LIABLE TO THE OTHER, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, FOR ANY INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO A THIRD-PARTY CLAIM).

ARTICLE X

DISPUTE RESOLUTION

Section 10.1                Appointed Representative.  Each Party shall appoint a representative who shall be responsible for administering the dispute resolution provisions in Section 10.2 (each, an “Appointed Representative”).  Each Appointed Representative shall have the authority to resolve any Disputes on behalf of the Party appointing such representative.

Section 10.2                Negotiation and Dispute Resolution.

(a)                     Any dispute, controversy or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, enforceability, validity, termination or breach of this Agreement or any Ancillary Agreement or any of the Transactions, whether arising in contract or tort, between or among the Parties or any members of their respective Groups (each, a “Dispute” and, collectively, “Disputes”) shall first be referred by either Party or any of the members of their respective Groups for amicable negotiations by the Appointed Representatives by providing written notice of such Dispute in the manner provided by Section 12.7 below (“Dispute Notice”).  All documents, communications and information disclosed in the course of such negotiations that are not otherwise independently discoverable shall not be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

(b)                    If, for any reason, a satisfactory resolution of any Dispute is not achieved by the Appointed Representatives within thirty (30) days of the date of delivery of the Dispute Notice, such Dispute shall be referred for final and binding resolution by arbitration administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under its Comprehensive Arbitration Rules and Procedures then in effect (the “JAMS Rules”), except as modified herein:

(i)                The arbitration shall be held in Los Angeles, California.  There shall be a single arbitrator, who shall be appointed in the manner provided in the JAMS Rules.

(ii)            By electing to proceed under the JAMS Rules, the parties to the Dispute confirm that any dispute, claim or controversy concerning the arbitrability of a Dispute, including whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this Section 10.2, shall be determined by the arbitrator.

(iii)        The parties intend that this agreement to arbitrate shall be valid, enforceable and irrevocable, and any award rendered by the arbitrator shall be final and binding on all the parties to the Dispute.  The parties to the Dispute agree to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any California state or federal court.

(iv)        By agreeing to arbitration, the parties to the Dispute do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award.  Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.  In any such action brought in court for such provisional remedies or enforcement of any award, each of the parties to the Dispute irrevocably and unconditionally (i) consents and submits to the jurisdiction and venue of the Courts of the State of California and the Federal Courts of the United States of America located within the State of California (the “California Courts”); (ii) waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any California Court; (iii) consents to service of process in the manner provided by Section 12.8 below or in any other manner permitted by law; and (iv) WAIVES ANY RIGHT TO TRIAL BY JURY.

(v)            This arbitration, and all prior, subsequent or concurrent judicial proceedings related thereto and permitted herein, shall be conducted pursuant to the Federal Arbitration Act, found at Title 9 of the U.S. Code.  The parties to the Dispute intend that the arbitrator shall apply the substantive Laws of the State of California to any Dispute hereunder, without regard to any choice of law principles thereof that would mandate the application of the Laws of another jurisdiction.

(vi)        In order to facilitate the comprehensive resolution of related disputes, all claims between any of the parties to the Dispute that arise under or in connection with this Agreement and the Ancillary Agreements may be brought in a single arbitration.  Upon the request of any party to an arbitration proceeding constituted under this Agreement or the Ancillary Agreement(s), the arbitral tribunal shall consolidate such arbitration proceeding with any other arbitration proceeding relating to this Agreement and/or the Ancillary Agreement(s), if the arbitral tribunal determines that (i) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party to the Dispute would be unduly prejudiced as a result of such consolidation through undue delay or otherwise.  In the event of different rulings on this question by the arbitral tribunal constituted hereunder and another arbitral tribunal constituted under this Agreement or the Ancillary Agreement(s), the ruling of the arbitral tribunal constituted first in time shall control, and such arbitral tribunal shall serve as the tribunal for any consolidated arbitration.

(vii)    In the event of a Dispute, each party to the Dispute shall continue to perform its obligations under this Agreement or any Ancillary Agreement in good faith during the resolution of such Dispute as if such Dispute had not arisen, unless and until this Agreement or such Ancillary Agreement is terminated in accordance with the provisions hereof.

(c)                     The Parties agree that the provisions of this Section 10.2 bind themselves and any of the members of their respective Groups, and further agree to take all measures to lawfully cause the members of their respective Groups to abide and be bound by the terms of this Section 10.2.

ARTICLE XI

TERMINATION

Section 11.1                Termination.  Upon written notice, this Agreement and each of the Ancillary Agreements may be terminated at any time prior to the Effective Time by and in the sole discretion of HCP without the approval of QCP or any other party thereto.

Section 11.2                Effect of Termination.  In the event of termination pursuant to Section 11.1, neither Party shall have any Liability of any kind to the other Party as a result of such termination.

ARTICLE XII

MISCELLANEOUS

Section 12.1                Further Assurances.  Subject to the limitations or other provisions of this Agreement, (a) each Party shall, and shall cause the other members of its Group to, use reasonable efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to consummate and make effective the Transactions and to carry out the intent and purposes of this Agreement, including using reasonable efforts to obtain satisfaction of the conditions precedent in ARTICLE V within its reasonable control and to perform all covenants and agreements herein applicable to such Party or any member of its Group, and (b) neither Party will, nor will either Party allow any other member of its Group to, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay any of the Transactions.  Without limiting the generality of the foregoing, where the cooperation of third parties, such as insurers or trustees, would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use reasonable efforts to cause such third parties to provide such cooperation.

Section 12.2                Payment of Expenses.  All costs and expenses incurred and directly related to the Transactions (a) that are incurred and payable on or prior to the Distribution Date shall be paid by HCP and (b) that arise or are payable following the Distribution Date shall be paid by the Party incurring such cost or expense.  Notwithstanding the foregoing sentence, HCP shall be liable for and shall pay all costs and expenses incurred by either Party with respect to the issuance, offering or sale of the QCP Preferred Stock and the QCP Notes and the negotiation, execution and delivery of the QCP Credit Facility and the QCP Backup Facility (other than the commitment fee with respect to the QCP Backup Facility, which shall be payable by QCP).

Section 12.3                Amendments and Waivers.

(a)                     Subject to Section 11.1, this Agreement may not be amended except by an agreement in writing signed by both Parties.

(b)                    Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized representative of such Party.  No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy.  The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

Section 12.4                Entire Agreement.  This Agreement, the Ancillary Agreements and the Exhibits and Schedules referenced herein and therein and attached hereto or thereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior negotiations, agreements, commitments, writings, courses of dealing and understandings with respect to the subject matter hereof.

Section 12.5                Survival of Agreements.  Except as otherwise expressly contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 12.6                Third-Party Beneficiaries.  Except (a) as provided in ARTICLE IX relating to Indemnitees and for the release of any Person provided under Section 9.1, (b) as provided in Section 7.1 relating to insured persons and (c) as provided in Section 8.1(a), this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 12.7                Coordination with Tax Matters Agreement.  Except as specifically provided herein, this Agreement shall not apply to Taxes (which are covered by the Tax Matters Agreement).  For the avoidance of doubt, HCP and its Subsidiaries shall not be obligated to indemnify QCP or any of the QCP Subsidiaries for Taxes or any Liabilities relating to Taxes; provided, however, that the foregoing shall not be deemed to restrict, limit or derogate any rights or remedies of QCP or any of the QCP Subsidiaries under the Tax Matters Agreement.  In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matter addressed in the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

Section 12.8                Notices.  All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (c) when delivered, if delivered personally to the intended recipient, and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party (as updated from time to time by notice in writing to the other Party):

(a)                     If to HCP:

HCP, Inc.

1920 Main Street, Suite 1200

Irvine, CA 92614

Attention:                              Office of the General Counsel

E-mail:                                                 [Redacted]

Facsimile:                               [Redacted]

(b)                        If to QCP:

Quality Care Properties, Inc.

7315 Wisconsin Ave.

Suite 250-W

Bethesda, MD 20814

Attention:                              Chief Financial Officer

E-mail:                                                 [Redacted]

Section 12.9                Counterparts; Electronic Delivery.  This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement.  Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 12.10        Severability.  If any term or other provision of this Agreement or the Exhibits and Schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible.  If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 12.11        Assignability; Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of each Party under this Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by such Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and any attempt to assign any rights or obligations under this Agreement without such consent shall be null and void.  Notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement to any of their respective Affiliates provided that no such assignment shall release such assigning Party from any liability or obligation under this Agreement.

Section 12.12        Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the substantive Laws of the State of California, without regard to any conflicts of law provisions thereof that would result in the application of the Laws of any other jurisdiction.

Section 12.13        Construction.  This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party.  The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have.  The Parties have relied upon their own knowledge and judgment.  The Parties have had access to independent legal advice, have conducted such investigations they thought appropriate, and have consulted with such other independent advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith.  The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement.  The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 12.14        Performance.  Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 12.15        Title and Headings.  Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 12.16        Exhibits and Schedules.  The Exhibits and Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers as of the date first set forth above.

HCP, INC.

By:	/s/ Troy E. McHenry
	Name:	Troy E. McHenry
	Title:	Executive Vice President and
Corporate Secretary

QUALITY CARE PROPERTIES, INC.

By:	/s/ C. Marc Richards
	Name:	C. Marc Richards
	Title:	Chief Financial Officer

Exhibit A

QCP Subsidiaries

1.	HCP Mezzanine Lender, LP
2.	HCP 2010 REIT LLC
3.	HCP Properties Trust
4.	HCP West Virginia Properties, LLC
5.	HCP MOB Dallas Eye, LLC
6.	HCP Properties - Salmon Creek WA, LLC
7.	HCP Properties – Utica Ridge IA, LLC
8.	HCP Properties – Wingfield Hills NV, LLC
9.	HCP 2010, LP
10.	HCP CC SNF, LLC
11.	HCP Virginia, LLC
12.	HCP I-B Properties, LLC
13.	HCP I-A Properties, LP
14.	HCP Properties, LP
15.	HCP Schoenherr Road Property, LLC
16.	HCP Sterling Heights MI Property, LLC
17.	HCP Twinsburg OH Property, LLC
18.	HCP Maryland Properties, LLC
19.	HCP Maryland Properties II, LLC
20.	HCP Properties of Alexandria VA, LLC
21.	HCP Properties of Arlington VA, LLC
22.	HCP Properties of Midwest City OK, LLC
23.	HCP Properties of Oklahoma City (Northwest), LLC
24.	HCP Properties of Oklahoma City (Southwest), LLC
25.	HCP Properties of Tulsa OK, LLC
26.	HCP Properties-Arden Courts of Annandale VA, LLC
27.	HCP Properties-Charleston of Hanahan SC, LLC
28.	HCP Properties-Columbia SC, LLC

29.	HCP Properties-Fair Oaks of Fairfax VA, LLC
30.	HCP Properties-Imperial of Richmond VA, LLC
31.	HCP Properties-Lexington SC, LLC
32.	HCP Properties-Medical Care Center-Lynchburg VA, LLC
33.	HCP Properties-Oakmont East-Greenville SC, LLC
34.	HCP Properties-Oakmont of Union SC, LLC
35.	HCP Properties-Oakmont West-Greenville SC, LLC
36.	HCP Properties-Stratford Hall of Richmond VA, LLC
37.	HCP Properties-West Ashley-Charleston SC, LLC
38.	QCP TRS, LLC
39.	QCP HoldCo REIT, LLC
40.	QCP AL REIT, LLC
41.	QCP SNF West REIT, LLC
42.	QCP SNF Central REIT, LLC
43.	QCP SNF East REIT, LLC
44.	QCP East HoldCo, LLC
45.	QCP Penn Sub 1, LLC
46.	QCP Penn Sub 2, LLC
47.	QCP Penn Sub 3, LLC
48.	QCP Penn Sub 4, LLC
49.	QCP Penn Sub 5, LLC
50.	QCP Penn Sub 6, LLC
51.	QCP Penn Sub 7, LLC
52.	QCP Penn Sub 8, LLC
53.	QCP Penn Sub 9, LLC
54.	QCP Penn Sub 10, LLC
55.	QCP Penn Sub 11, LLC
56.	QCP Penn Sub 12, LLC
57.	QCP Penn Sub 13, LLC
58.	QCP Penn Sub 14, LLC
59.	QCP Penn Sub 15, LLC

60.	QCP Penn Sub 16, LLC
61.	QCP Penn Sub 17, LLC
62.	QCP Penn Sub 18, LLC
63.	QCP Penn Sub 19, LLC
64.	QCP Penn Sub 20, LLC
65.	QCP Penn Sub 21, LLC
66.	QCP Penn Sub 22, LLC
67.	QCP Penn Sub 23, LLC
68.	QCP Penn Sub 24, LLC
69.	QCP Penn Sub 25, LLC
70.	QCP Penn Sub 26, LLC
71.	QCP Penn Sub 27, LLC
72.	QCP Penn Sub 28, LLC
73.	QCP Penn Sub 29, LLC
74.	QCP Penn Sub 30, LLC
75.	QCP Penn Sub 31, LLC
76.	QCP Penn Sub 32, LLC
77.	QCP Penn Sub 33, LLC
78.	QCP Penn Sub 34, LLC
79.	QCP Penn Sub 35, LLC
80.	QCP Penn Sub 36, LLC
81.	QCP Penn Sub 37, LLC
82.	QCP Penn Sub 38, LLC
83.	QCP Penn Sub 39, LLC
84.	QCP Penn Sub 40, LLC
85.	FAEC – Lacey WA, LLC
86.	HCR Lacey WA Property, LLC
87.	Healthcare Operations Holdings, LLC
88.	Healthcare Operations Investments, LLC
89.	MC Operations Investments, LLC

Schedule 2.2(a)

Certain QCP Assets

None.

Schedule 2.3(a)

Legal Proceedings

1.            Boynton Beach Firefighters’ Pension Fund v. HCP, Inc., et al., Case No. 3:16-cv-01106-JJH

2.            Subodh v. HCR ManorCare Inc., et al., Case No. 30-2016-00858497-CU-PT-CXC

3.            Stearns v. HCR ManorCare, Inc., et al., Case No. 30-2016-00861646-CU-MC-CJC

4.            United States of America, ex rel. Ribik, Carson, and Slough v. HCR ManorCare, Inc., ManorCare Inc., HCR ManorCare Services, LLC and Heartland Employment Services, LLC (Civil Action Numbers: 1:09cv13; 1:11cv1054; 1:14cv1228 (CMH/TCB))

For purpose of this Agreement, matters listed in this Schedule 2.3(a) shall not be deemed as arising from or relating to legal proceedings involving the QCP Assets.

Schedule 2.3(a)(v)

Certain QCP Liabilities

None.